EXHIBIT 5


                  [LETTERHEAD OF STROOCK & STROOCK & LAVAN LLP]


                                                               Michael Basile
                                                              (305) 789-9350
                                           June 5, 1998

Ursus Telecom Corporation
440 Sawgrass Corporate Parkway, Ste. 112
Sawgrass, Florida 33325

      RE:  URSUS TELECOM CORPORATION
           REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

          We have acted as counsel to Ursus Telecom Corporation, a Florida corporation (the "Company"), in connection with certain matters involving the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), covering 1,000,000 shares of the Company's common stock, par value $.01 per share (the "Shares"). The Shares are issuable pursuant to the 1998 Stock Incentive Plan of Ursus Telecom Corporation (the "Plan").

          As such counsel, we have examined copies of the Articles of Incorporation and By-laws of the Company, each as amended to the date hereof, the Registration Statement, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

          Attorneys involved in the preparation of this opinion do so as members only of the Bar of the State of Florida and do not express any opinion hereunder concerning any law other than the laws of the State of Florida or the Federal laws of the United States of America.

          This opinion has been prepared and is to be construed in accordance with the report on Standards for Florida Opinions, dated April 8, 1991, issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this Opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued against receipt of consideration therefor, all in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under
Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Sincerely,

                                             STROOCK & STROOCK & LAVAN LLP


                                             By: /s/  Michael Basile
                                                 -----------------------
                                                      Michael Basile

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